Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion in this Annual Report of Fig Publishing, Inc. (the “Company”) on Form 1-K (File No. 24R-00037) of our report dated January 27, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of and for the years ended September 30, 2022 and 2021, which report appears in this Annual Report.

/s/ Lear & Pannepacker, LLP

Lear & Pannepacker, LLP
Princeton, New Jersey
January 30, 2023